UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

(Amendment No.           )

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Nabriva Therapeutics plc

(Name of Registrant as Specified In Its Charter)

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January 14, 2022

VIA FEDERAL EXPRESS – EXTREMELY URGENT

[NAME]

[ADDRESS]

[CITY][STATE][ZIP]

Dear [                ]:

Thank you for your support of Nabriva as a shareholder. We have been trying unsuccessfully to reach you about the upcoming extraordinary shareholders meeting (“EGM”), which has been adjourned to Tuesday, January 18, 2022. This vote is very important to the future of Nabriva and its shareholders, and I was hoping you had time this weekend or on Monday to speak with me about the EGM.

I have enclosed with this letter a copy of our recent business update as well as the proxy and a recent reminder letter that was sent to shareholders.

As a reminder, Nabriva’s shareholders already granted the company the authority to issue new shares for cash at last year’s annual shareholders meeting, so this vote is not about shareholder dilution. The sole purpose of the proposal before the EGM is to extend the current waiver of the pre-emptive rights authority that Nabriva has had since June 2017. Under Irish law, Nabriva must have this waiver renewed by shareholders every five years. Irish law also requires Nabriva get a super-majority vote of 75% in favor of this proposal. As of today, we have 74.6% voting in favor of the proposal.

I ask that you please contact me at [**]or [**] as soon as you receive this letter so that we can discuss this extremely important matter. I am available all weekend and on Monday.

Again, thank you for your continued support of Nabriva.

Very truly yours,

Dan Dolan

CFO

Enclosures (3)